Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Six Flags Entertainment Corporation:
We consent to the incorporation by reference in the registration statements (No. 333‑206019, 333-168632, 333-170584, 333-181114, 333-196949, 333-219558, and 333-218800) on Forms S-8 and S-3 of Six Flags Entertainment Corporation of our report dated February 19, 2019, with respect to the consolidated balance sheets of Six Flags Entertainment Corporation and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10‑K of Six Flags Entertainment Corporation.

Our report dated February 19, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states Six Flags Entertainment Corporation (the Company) acquired five park operations of Premier Parks, LLC during 2018 through an asset purchase agreement, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, the five park operations of Premier Parks, LLC’s internal control over financial reporting associated with total assets of less than 2% of consolidated total assets and total revenues of less than 5% of consolidated total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the five park operations of Premier Parks, LLC.

Our report refers to a change of accounting for revenue recognition on January 1, 2018, due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.

KPMG LLP
Dallas, Texas
February 19, 2019